C A N A D A	S U P E R I O R C O U R T (Commercial Division)
PROVINCE OF QUEBEC
DISTRICT OF MONTREAL	Date: May 24, 2007
No.: 500-11-030622-076
Present: Justice Pierre Journet, J.S.C.

INTERTAPE POLYMER GROUP INC.,
and
ECP GP II INC.,
and
INTERTAPE POLYMER INC.,
Applicants
and
SHAREHOLDERS and HOLDERS OF OPTIONS to acquire common shares of Intertape Polymer Group Inc.;
and
THE DIRECTOR APPOINTED UNDER SECTION 260 OF THE CANADA BUSINESS CORPORATIONS ACT;
Mis-en-cause

INTERIM ORDER

[1]

CONSIDERING the Application for Interim and Final Orders with respect to an Arrangement filed by Intertape Polymer Group Inc., ECP GP II Inc. and Intertape Polymer Inc. on May 23, 2007;

[2]

CONSIDERING the affidavit in support thereof executed by Michael L. Richards on that same date;

[3]

CONSIDERING the letter issued by Christopher Burell of the Compliance and Policy Directorate of Corporations Canada on May 23, 2007 confirming that the Director appointed under the Canada Business Corporations Act does not need to appear to be heard on the Application at the interim level;

FOR THESE REASONS, THE COURT:

[4]

ORDERS that Intertape is authorized and directed to call, hold and conduct a special meeting (the "Special Meeting") of the registered holders of Intertape common shares (the "Intertape Common Shares") to be held in Montreal, Quebec , on June 26, 2007, to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the "Arrangement Resolution") to approve an arrangement substantially as contemplated in the Plan of Arrangement (the "Plan of Arrangement"), attached as Appendix A to the draft management information circular of Intertape (the "Management Circular") produced as Exhibit R-3;

[5]

ORDERS that the Special Meeting shall be called, held and conducted in accordance with the notice of special meeting of Intertape Shareholders produced as Exhibit R-2 (the "Notice of Special Meeting"), the CBCA, the articles and by-laws of Intertape, the terms of this Interim Order, any further Order of this Court, and the rulings and directions of the Chair of the Special Meeting, and, to the extent of any inconsistency or discrepancy between this Interim Order and the articles and/or by-laws of Intertape, this Interim Order shall govern;

[6]

ORDERS that the record date for determination of registered holders of Intertape Common Shares entitled to receive the Notice of Special Meeting, Management Circular and forms of proxy (collectively referred to as the "Proxy Material") shall be May 25, 2007 (the "Record Date");

[7]

ORDERS that the Proxy Material, with such amendments or additional documents as counsel for Intertape may advise are necessary or desirable and as are not inconsistent with the terms of this Interim Order or the Plan of Arrangement, and a copy of this Interim Order, shall be sent to:

(a)

the holders of Intertape Common Shares of record at the close of business on the Record Date, being at least twenty-one days prior to the date of the Special Meeting, excluding the date of mailing, delivery or transmittal and the date of the Special Meeting and to the holders of options to acquire Common Shares of Intertape (hereinafter collectively the "Intertape Securityholders"), by one or more of the following methods:

(i)

by first class prepaid mail, addressed to each registered holder of Intertape Common Shares at his, her or its address registered on the common share register of Intertape and each holder of options to acquire Common Shares of Intertape (herein after the "Intertape Options") at his, her or its address recorded on the records of Intertape;

(ii)

by delivery in person or by recognized courier service to the addresses specified in subparagraph (i) above;

(iii)

in the case of non-registered holders of Intertape Common Shares, by delivering multiple copies to intermediaries and registered nominees as they are defined in National Instrument 54-101 to facilitate distribution to non-registered holders of Intertape Common Shares, the whole in accordance with National Instrument 54-101; or

(iv)

by facsimile transmission to any registered holder of Intertape Common Shares or holder of Intertape Options identifying himself, herself or itself to the satisfaction of Intertape and acting through its representatives, who requests such facsimile transmission and, if required by Intertape, is prepared to pay the charges for such facsimile transmission;

(b)

the directors and auditors of Intertape, and the Director, by mailing the Proxy Material by first class prepaid mail addressed to such persons, or by delivery, in person or by recognized courier service, or by facsimile transmission at least twenty-one days prior to the date of the Special Meeting, excluding the date of mailing and the date of the Special Meeting;

[8]

ORDERS that the Proxy Material shall be deemed, for the purposes of this Interim Order, to have been received by, and the application and this Interim Order to have been served on Intertape Securityholders:

(c)

in the case of mailing, three days after delivery thereof to the post office;

(d)

in the case of delivery in person, upon receipt thereof at the intended recipient’s address or, in the case of delivery by courier, one business day after receipt by the courier; and

(e)

in the case of facsimile transmission, upon the transmission thereof;

[9]

ORDERS that the only persons entitled to attend the Special Meeting shall be:

(f)

the Intertape Shareholders or their respective proxyholders in each case entitled to vote at the Special Meeting;

(g)

the holders of Intertape Options;

(h)

Intertape 's officers, directors, auditors and advisors;

(i)

representatives of 4398009 Canada Inc. and Tape Holding, Inc.;

(j)

the Director; and

(k)

other persons with the permission of the Chair of the Special Meeting;

and that the only persons entitled to vote at the Special Meeting on the Arrangement Resolution shall be:

(a)

the registered Intertape Shareholders as at the close of business on the Record Date, or their respective proxyholders; and

(b)

persons who become registered holders of Intertape Common Shares after the Record Date, and who become entitled to vote by complying with Subsection 138(3) of the CBCA;

[10]

ORDERS that the accidental omission to give notice of the Special Meeting, or the non-receipt of such notice, shall not invalidate any resolution passed or proceedings taken at the Special Meeting and shall not constitute a breach of this Interim Order;

[11]

ORDERS that the quorum required at the Special Meeting shall be three holders of Intertape Common Shares present in person or by proxy, and holding or representing at least 10% of the Intertape Common Shares and who are entitled to attend and vote at the Special Meeting, provided that, if no quorum is present within 90 minutes of the appointed meeting time, the Special Meeting shall stand adjourned to be reconvened on a day which is not more than thirty days later, as determined by the Chair of the Special Meeting, in the Chair’s sole discretion, and at such reconvened meeting, those persons present in person or by proxy entitled to vote at such meeting on the Arrangement Resolution will constitute a quorum for the reconvened meeting;

[12]

ORDERS that the Special Meeting shall be a single meeting of Intertape Shareholders who shall vote as a single class on the Arrangement Resolution;

[13]

ORDERS that votes shall be taken at the Special Meeting on the basis of one vote per Intertape Common Share, subject to further order of this Court, the vote required to pass the Arrangement Resolution shall be the affirmative vote of not less than 66 2/3% of the votes cast in respect of that resolution by the Intertape Shareholders present or represented by proxy at the Special Meeting;

[14]

ORDERS that Intertape, if it deems advisable, is specifically authorized to adjourn or postpone the Special Meeting on one or more occasions, without the necessity of first convening the Special Meeting or first obtaining any vote of Intertape Shareholders respecting the adjournment or postponement subject to the terms of the Arrangement Agreement;

[15]

ORDERS that Intertape is authorized to make such amendments, revisions or supplements to the Plan of Arrangement as it may determine, without any additional notice to the Intertape Shareholders, subject to the terms of the Arrangement Agreement and the Plan of Arrangement as so amended, revised or supplemented shall be the Plan of Arrangement submitted to the Special Meeting and the subject of the Arrangement Resolution;

[16]

ORDERS that the scrutineers for the Special Meeting shall be CIBC Mellon Trust Company (acting through its representatives for that purpose) and the duties of the scrutineers shall include:

(c)

invigilating and reporting to the Chair on the deposit and validity of the proxies;

(d)

reporting to the Chair on the quorum of the Special Meeting;

(e)

reporting to the Chair on the polls taken or ballots cast at the Special Meeting; and

(f)

providing to Intertape and to the Chair written reports on matters related to their duties;

[17]

ORDERS that Intertape is authorized to use the forms of proxy, in substantially the same form as Exhibit R-4, subject to Intertape's ability to insert dates and other relevant information in the final forms of proxy, and Intertape is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for the purpose, and by mail or such other forms of personal or electronic communication as it may determine;

[18]

ORDERS that the procedure for the use of proxies at the Special Meeting shall be as set out in the Management Circular;

[19]

ORDERS that Intertape may in its discretion waive generally the time limits for the deposit of proxies by the Intertape Shareholders, if Intertape deems it advisable to do so;

[20]

ORDERS that the registered holders of Intertape Common Shares shall be entitled to exercise rights of dissent and appraisal in compliance with Section 190 of the CBCA as applied by the Interim Order, and to seek fair value for their Intertape Common Shares, provided that any such holder who wishes to dissent must give a written notice objecting to the Arrangement Resolution so as to be received prior to 5:00 p.m. (Montreal time) on the date that is two business days preceding the Special Meeting (rather than at or prior to the Special Meeting as provided by Section 190(5) of the CBCA) as set out in the Plan of Arrangement. For the purpose of these proceedings, the "Court" referred to in Section 190 of the CBCA means the Superior Court of the Province of Quebec;

[21]

ORDERS that Intertape shall include in the Proxy Material, as Appendix E and F to the Management Circular, a copy this Interim Order and of the Application, without the exhibits, (collectively the "Court Materials"), and that the Court Materials shall be deemed to have been received by and served upon the Intertape Securityholders at the times specified above as to service of the application and the Interim Order, whether those persons reside within Quebec  or within another jurisdiction;

[22]

ORDERS that sending the Court Materials in accordance with this Interim Order shall constitute good and sufficient service of such Court Materials upon all persons who are entitled to receive such Court Materials pursuant to this Interim Order and no other form of service need be made and no other material need be served on such persons in respect of these proceedings;

[23]

ORDERS that Intertape shall make proof of service with an affidavit to the effect that the Court Materials were sent in accordance with this Interim Order to which shall be annexed the lists of Intertape Securityholders to whom such Court Materials were sent;

[24]

ORDERS that the Intertape Securityholders (and any transferee of Intertape Common Shares after the Record Date) and all other persons served in accordance with this Interim Order shall be parties to the application and shall be bound by the orders and findings of this Court in the application;

[25]

ORDERS that, upon the approval by the Intertape Shareholders of the Arrangement Resolution in the manner set forth in this Interim Order, Intertape may apply to this Court for a final order as set out below (the "Final Order");

[26]

ORDERS that such Application for a Final Order be presented on June 27, 2007 before the Quebec Superior Court, District of Montreal, sitting at the Laval Courthouse at 2800 St-Martin Boulevard, in the City of Laval, at 9:00 a.m. or so soon thereafter as counsel may be heard;

[27]

ORDERS that a notice of such Application be published in La Presse and in the Globe and Mail on or before June 4, 2007;

[28]

ORDERS that any Intertape Securityholder has the right to appear (either in person or by counsel) and make submissions at the hearing of the application for the Final Order;

[29]

ORDERS that any person seeking to appear at the hearing of the application for the Final Order shall:

(g)

file into the Court record, and serve on Intertape's counsel of record, an Appearance on or before June 14, 2007;

(h)

if the appearance is with a view to contesting the application for Final Order, serve on Intertape's counsel of record and file into the Court record, on or before June 22, 2007, a written contestation, supported as to the facts by affidavit(s), and exhibit(s) if any, without which such contestation the appearing person shall not be admitted to contest the application for Final Order;

[30]

ORDERS that Intertape shall be entitled, at any time, to seek leave to vary this Interim Order;

[31]

DISPENSES Intertape, for the purpose of the Interim Order only, from any obligation to serve upon or provide any other from of notice to any person of the presentation of the Motion for Interim and Final Order with respect to a Plan of Arrangement;

[32]

DECLARES that Intertape is entitled, at any time, to seek leave to vary the Interim Order to be rendered by this Court;

[33]

ORDERS provisional execution of the Interim Order to be rendered by this Court notwithstanding appeal and without the necessity of furnishing security;

[34]

ORDERS that the contents of the exhibits attached to the present Application for Interim and Final Order with respect to an Arrangement be maintained confidential and under seal in the Court record until the Proxy Material has been released to the Intertape Securityholders as contemplated herein;

[35]

THE WHOLE, without costs.

MONTREAL, May 24, 2007
(s) Pierre Journet, J.S.C.

Pierre Journet, J.S.C.

ORLDOCS 10936024 1

Endnotes

APPENDIX E

INTERIM ORDER